EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT (the “Agreement”) effective as of November 2, 2021 (the “Effective Date”), between Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), and John Garcia (“Employee”).

WHEREAS the Company desires to employ Employee and Employee is willing to serve the Company for the period and upon such other terms and conditions of this Agreement; and

WHEREAS Employee’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to grant stock options and restricted stock to Employee and the Company would not otherwise grant such stock options and restricted stock to Employee if Employee did not agree to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.Term. (a) The term of Employee’s employment under this Agreement shall commence on November 2, 2021 (the “Start Date”), and shall continue until December 31, 2022 (the “Initial Expiration Date”); provided, however, that Employee’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Start Date through the termination of this Agreement and Employee’s employment hereunder pursuant to its terms is herein referred to as the “Term”; and the date on which the Term is scheduled to expire (i.e., the Initial Expiration Date or the scheduled expiration of any extended term, if applicable) is herein referred to as the “Expiration Date”.

(b)Employee agrees and acknowledges that the Company has no obligation to extend the Term or to continue Employee’s employment following the Expiration Date, and Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached. Employee also agrees and acknowledges that, should Employee and the Company choose to continue Employee’s employment for any period of time following the Expiration Date without extending the term of Employee’s employment under this Agreement or entering into a new written employment agreement, Employee’s employment with the Company shall be “at will”, such that the Company may terminate Employee’s employment at any time, with or without reason and with or without notice, and Employee may resign at any time, with or without reason and with or without notice.

(c)For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Modified Adjusted Gross Receipts” means the total of all monies actually received by the Company or its controlled subsidiaries, less all applicable third party out-of-pocket distribution and delivery fees, charges and expenses, commissions, taxes, including, without limitation, withholding or VAT taxes, rebates, refunds, credits, discounts, and similar adjustments made by the Company or its affiliates for legitimate business accounting reasons, monies received from any foreign subsidies or similar receipts, monies received for rights licensed with respect to musical compositions based upon or contained in the intellectual property; and advance payments received by Company from any distributor or third party, but shall be included in the definition once earned and any all sums received by Company from third-party financiers; provided, however, (i) if an intellectual property project which is a co-production (or similar structure) is controlled by Company or its affiliates, and then sold/licensed to a third party and/or sold/licensed by such third party or by or at the direction or under supervision of Employee, any monies actually received by the Company (subject to the deductions set forth herein), shall be included in the definition herein or (ii) if an intellectual property project which is a co-production (or similar structure) is not controlled by the Company or its affiliates (e.g. brought to the Company or its affiliates by a third party), only such monies actually received by the Company (subject to the deductions set forth herein) which were the result of a sale/license by or at the direction or under supervision of Employee, shall be included in the definition herein. Notwithstanding anything to the contrary contained herein, if Company or its affiliates are entitled to a royalty or other payment in connection with, or a participation in revenues derived in any way from, the exploitation of any other ancillary rights (i.e. merchandising rights/print publication rights), any collective bargaining agreement, or otherwise, then no sums received by Company or its affiliates from the licensing or other exploitation of such particular type of rights shall be included in Modified Adjusted Gross Receipts. In addition, computation of Modified Adjusted Gross Receipts shall not include monies paid in foreign currencies, unless and until received in the United States in United States dollars; and such monies shall be computed at the exchange rate prevailing at the time of receipt in the United States, less any actual, out of pocket, third party costs of transmittal or conversion.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan.

2.Duties and Responsibilities. (a) During the Term, Employee agrees to be employed and devote substantially all of Employee’s business time and efforts to the Company and the promotion of its interests and the performance of Employee’s duties and responsibilities hereunder as Executive Vice President, Sales and Revenue (as further described on Exhibit A), upon the terms and conditions of this Agreement. Employee shall perform such lawful duties and responsibilities (consistent with Employee’s title and position) as directed from time to time by the Company’s President and Chief Executive Officer (“CEO”).

(b)During the Term, Employee shall report directly to the CEO or the CEO’s designee (who is a C-Suite level employee). Employee acknowledges that Employee’s duties and responsibilities shall require Employee to travel on business to the extent necessary to fully perform Employee’s duties and responsibilities hereunder. It is anticipated that Employee shall physically be on Company premises (except for any Company approved alternative work arrangements as a result of the pandemic or as otherwise mutually agreed or required by law) located in the Miami, FL metropolitan area (or traveling on Company business) during normal business hours (unless absent due to vacation, injury, illness or other approved leave of absence).

(c)During the Term, Employee shall use Employee’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Employee’s duties and responsibilities hereunder; provided, however, Employee may manage Employee’s personal investments and affairs and participate in non-profit, educational, charitable and civic activities, to the extent that such activities do not interfere with the performance of Employee’s duties hereunder, and are not in conflict with the business interests of the Company or its Affiliates or otherwise compete with the Company or its Affiliates. Except as provided in the immediately preceding sentence, for the avoidance of doubt, during the Term Employee shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates, and shall not be permitted to be a member of the board of directors of any company, in any case without the consent of the Company (for all purposes under this Agreement, any required consent of the Company shall be evidenced by a duly authorized resolution of the Company’s Board of Directors (“Board”).

3.Compensation and Related Matters.

(a)Base Salary. During the Term, for all services rendered under this Agreement, Employee shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $285,000, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be subject to review by the Company annually for any further increases, but not decreases, deemed necessary or appropriate in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)Quarterly Bonus.

(i)During the Term, subject to Section 4(b), for each calendar quarter, Employee shall have the opportunity to earn a quarterly bonus (“Quarterly Bonus”), subject to Employee’s continued employment through the end of each calendar quarter (e.g. March 31, June 30, September 30 and December 31). Employee’s quarterly bonus shall be three percent (3%) of all Modified Adjusted Gross Receipts from the sale/license of intellectual property to unaffiliated third parties (“Third Party Sales”).

(ii)Any Quarterly Bonus shall be paid as soon as practicable following the determination of the Company’s performance results for such calendar quarter, but in no event later than 45 days following the end of the applicable calendar quarter to which such Quarterly Bonus relates, except the quarter ending December 31, which shall be paid no later than March 15 of the calendar year to which such Quarterly Bonus relates.

(c)Annual Bonus.

(i)During the Term, subject to Section 4(b), for each calendar year, Employee shall have the opportunity to earn an annual bonus (“Annual Bonus”) based on performance against specified objective (including budgetary or EBITDA-based) performance criteria (“Performance Goals”) established by the CEO in good faith consultation with Employee, and approved by the Board, prior to or as soon as practicable following each calendar year, but in no event later than the end of the quarter ended March 31, subject to Employee’s continued employment through December 31 of each such calendar year. Employee’s target annual bonus shall be 10% of the excess amount of the annual budgeted Third Party Sales, not inclusive of any businesses acquired by the Company following the Board approved Performance Goals. For the avoidance of doubt, Employee shall not be eligible for an Annual Bonus for the year ended December 31, 2021.

(ii)Any Annual Bonus for any calendar year shall be paid as soon as practicable following the determination of the Company’s performance results for such calendar year, but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates.

(d)Equity.  Subject to Board approval at the next regularly scheduled meeting of the Board (currently set for November 18, 2021) the Company will grant Employee (i) an option (the “Option”) to purchase 20,000 shares of Company common stock (“Stock”), and (ii) 20,000 restricted shares of Stock (“Restricted Stock” and together with the Option, the “Equity Awards”), each pursuant to, and subject to, the terms of the Plan and, respectively, the form of award certificate attached hereto as Exhibit B and the restricted stock certificate attached hereto as Exhibit C.   Each share of Stock subject to the Option shall have an exercise price equal to the fair market value of a share of Stock on the date of grant, and the Equity Awards will vest in three (3) equal annual installments on the first three (3) anniversaries of December 31, 2021

(e)Benefits and Perquisites. During the Term, Employee shall be entitled to participate in the benefit plans and programs commensurate with Employee’s position, that are provided by the Company from time to time for similarly situated senior executives, subject to the terms and conditions of such plans.

(f)Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Employee for Employee’s reasonable and necessary business expenses incurred in connection with performing Employee’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(g)Vacation. During the Term, in addition to all Company paid holidays and paid sick leave benefits, Employee shall be entitled to four (4) weeks paid vacation each calendar year, in accordance with the Company’s vacation policy to be taken at such times as may be mutually agreed by Employee and the Company.

(h)Indemnification. The Company agrees that in the event Employee is, or is threatened to be, made a party to any pending, contemplated or threatened action, suit, arbitration or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (each a “Proceeding”), by reason of the fact that Employee is or was, or had agreed to become, a Board member, officer, employee, agent, representative or fiduciary of the Company, or is or was serving at the request of the Company as a board member, officer, employee, agent or fiduciary of another Person, the Company shall indemnify and hold Employee harmless, to the maximum extent permitted by the Company’s governing documents or, if greater, by applicable law (but not in any event in contravention of the Company’s governing documents), against all expenses, damages, liabilities and losses incurred by Employee, provided that Employee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that Employee shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to Employee gaining in fact any personal profit or advantage to which he is not entitled or resulting from Employee’s fraudulent, dishonest or willful misconduct, (B) to the extent Employee has already received indemnification or payment pursuant to the Company’s operating agreement or other governing documents, D&O insurance or otherwise or (C) in respect of any Proceeding initiated by Employee, unless the Company has joined in or the Board has authorized such Proceeding. Expenses incurred by Employee in defending any claim shall be paid by the Company in advance of the final disposition of such claim upon receipt by the Company of an undertaking by or on behalf of Employee to repay such amount if it shall be ultimately determined that Employee is not entitled to be indemnified by the Company pursuant to this Section 3(h).  To the extent the Company maintains an insurance policy covering the errors and omissions of its Board members and officers, Employee shall be covered by such policy during the Term and for six years following Employee’s termination of employment in a manner no less favorable than other Board members and officers of the Company.

4.Termination of Employment. (i) Employee’s employment may be terminated by either party at any time and for any reason; provided, however, that Employee shall be required to give the Company at least 60 days advance written notice of any voluntary resignation of Employee’s employment hereunder (and in such event the Company in its sole discretion may elect to accelerate Employee’s date of termination of employment, it being understood that such termination shall still be treated as a voluntary resignation for purposes of this Agreement). Notwithstanding the foregoing, Employee’s employment shall automatically terminate upon Employee’s death.

(b)Following any termination of Employee’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except (i) for payment of (w) any accrued but unpaid Base Salary through the date of termination, (x) any unpaid Quarterly or Annual Bonus (to the extent awarded) for the quarter or year, as applicable, prior to the quarter or year, as applicable in which termination occurs and (y) any unreimbursed expenses under Section 3(e), in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Employee participates, other than severance plans or policies, and (iii) as otherwise expressly required by applicable law (collectively, the “Accrued Obligations”). For the avoidance of doubt, (A) any Quarterly and Annual Bonus for the quarter or year of termination of employment, as applicable, is forfeited if Employee’s employment is terminated for Cause or resignation by Employee other than for Good Reason and (B) in the case of Employee’s death, any payments to be made to Employee in accordance with this Section 4 shall be paid to Employee’s beneficiaries, devisees, heirs, legates or estate, as applicable.

(c)(i)Except as otherwise provided herein, if Employee’s employment is terminated (I) by the Company without Cause (other than due to death or Disability (as defined below), or due to the Company’s election not to extend the Term beyond the scheduled expiration of the Term on the Expiration Date as contemplated under Section 1(a)) or (II) by the Employee for Good Reason, then Employee, in addition to the Accrued Obligations, shall be entitled to receive an aggregate amount equal to the sum of (A) amount of Base Salary Employee would have earned through the Expiration Date and (B) the actual Quarterly and Annual Bonus that Employee would have been entitled to receive for the quarter or year of termination, as applicable, had Employee continued to be employed through the end of such calendar quarter or year, in which such termination occurs, provided, however, that the Annual Bonus payment will be pro-rated and calculated promptly after the end of the calendar year by multiplying the amount of bonus Employee would have received had he remained employed for the entire year by a fraction, the numerator of which shall be the number of days in the year Employee was employed and the denominator of which shall be 365. By way of example only, if Employee would have received a $100,000 Annual Bonus had he remained employed throughout the year, and he was employed for only 250 days of the year, then Employee’s pro-rated bonus would be $68,493.15 ($100,000 x 250/365). ( such combined amounts of salary and bonus payment, the “Severance Payments”). The Severance Payments shall be paid at such times as would have been paid by the Company had Employee continued to be employed by the Company consistent with the Company’s payroll and bonus payment practices.

(ii)If Employee’s employment is terminated due to death or by the Company due to Disability, or due to the Company’s election not to extend the Term beyond the scheduled expiration date of the Term on the Expiration Date as contemplated under Section 1(a), then Employee shall be entitled to the Accrued Obligations.

(iii)If Employee’s employment is terminated (I) by the Company without Cause or (II) by the Executive for Good Reason, then in addition to the benefits described in Section 4(c)(i), if the Employee is then enrolled in the Company’s medical and dental plans on the date of termination and the Employee elects to continue his participation (if applicable) and that of his eligible dependents in those plans for a period of time under the federal law known as “COBRA” (or an applicable state-law COBRA corollary) then, until  the 6-month anniversary of Employee’s termination of employment, (the “COBRA Period”), or, if earlier, until the date the Executive enrolls in the medical and dental plans offered in connection with his new employment, the Company will pay 100% of all costs of such participation.  The Employee is required to notify the Company immediately if he begins new employment during the COBRA Period and to repay promptly any excess benefits contributions made by the Company. After the Company’s contributions end, the Employee may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.

(iv)Any payments or benefits under Sections 4(c)(i) or 4(c)(iii) shall be (A) conditioned upon Employee and the Company having executed a mutual, irrevocable waiver and general release of claims substantially in a form attached hereto as Exhibit D (the “Release”) that has become effective in accordance with its terms, (B) subject to Employee’s continued compliance with the terms of this Agreement and (C) subject to Section 25.

(v)For purposes of this Agreement, “Cause” means (based on Company’s reasonable, good faith investigation that includes Employee’s opportunity to be heard): (A) Employee’s willful refusal to perform his lawful duties for the Company as defined herein, which refusal or failure remains uncured for 15 days after he receives written notice from the CEO demanding cure; (B) in carrying out his duties under the Agreement, Employee engages in willful misconduct, or gross neglect, that in either case causes material economic harm to the Company’s or Hemisphere’s business or reputation; (C) Employee’s failure to comply with lawful Company policies, as now in existence or as may hereafter be modified or promulgated in writing and provided to Employee, which failure remains uncured for 15 days after he receives written notice from the CEO describing the facts and circumstances allegedly giving rise to a finding of Cause and demanding cure, to the extent curable; (D) Employee’s engagement in conduct which (x) constitutes a criminal offense, or (y) is or may be unlawful, to the possible detriment of the Company, any of its Affiliates or Employee’s own reputation; or (E) Employee’s indulgence in a pattern of improper or disorderly conduct, Employee’s failure to perform his work in an efficient manner, or Employee’s performance or work belatedly, negligently or in violation of the Company’s standards, which such conduct remains uncured for 15 days after he receives written notice from the CEO describing the facts and circumstances allegedly giving rise to a finding of Cause and demanding cure, to the extent curable.

(vi)For purposes of this Agreement, “Disability” means Employee would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, and assuming for the purpose of such determination that Employee is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Employee’s inability to perform Employee’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.

(d)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s prior express written consent: (A) any reduction in Employee’s Base Salary or Target Bonus, or any material diminution in Employee’s authorities, titles or offices, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to the Executive Vice President, Sales and Revenue of a corporation of the size and nature of the Company; (B) any material breach by the Company, or any of its Affiliates, of any material obligation to Employee; or (C) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction; provided however, that prior to resigning or Good Reason, Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then Employee shall not be permitted to resign for Good Reason in respect thereof).

(e)Upon termination of Employee’s employment for any reason, upon the Company’s request Employee agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Employee is then serving thereon.

(f)The payment of any amounts accrued under any benefit plan, program or arrangement in which Employee participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Employee has made thereunder. Except as prohibited by the terms of any Company benefit plan, program or arrangement, the Company may offset any amounts due and payable by Employee to the Company or its subsidiaries against any amounts the Company owes Employee hereunder; provided, however, no offsets shall be permitted against amounts that constitute deferred compensation subject to Section 409A.

5.Noncompetition and Nonsolicitation. For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and Affiliates.

(a)Employee agrees that Employee shall not, while an employee of the Company and during the period of time following termination of employment during which Employee collects payment from the Company pursuant to Section 4(c)(i) (such collective duration, the “Noncompete Restriction Period”), directly or indirectly, without the prior written consent of the Company, (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) anywhere in the world that are principally or primarily in the business of producing, distributing or licensing Spanish language media content, or owning or operating Hispanic television networks or streaming services (“Competitive Activities”) or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a) above.

(b)Employee agrees that Employee shall not, while an employee of the Company and during the one-year period following termination of employment (such collective duration, the “Nonsolicit Restriction Period” and together with the Noncompete Restriction Period, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company, perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or Persons who have worked for the Company during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (B) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company to leave the employment of the Company; (C) intentionally interfering with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company; or (D) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 5(b)(A), (B) or (C) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Employee is in violation of the provisions of this Section 5.

(c)The provisions of Section 5(a) shall not be deemed breached as a result of (i) Employee’s passive ownership of less than an aggregate of 3% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Employee does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange.

(d)Without limiting the generality of Section 11, notwithstanding the fact that any provision of this Section 5 is determined not to be specifically enforceable, the Company may nevertheless be entitled to recover monetary damages as a result of Employee’s material breach of such provision.

(e)Employee acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Employee acknowledges that Employee is being provided with significant additional consideration (to which Employee is not otherwise entitled), including stock options and restricted stock, to induce Employee to enter into this Agreement.  Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

6.Nondisclosure of Confidential Information. (i) Employee acknowledges that Employee is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company. Employee acknowledges that the Confidential Information obtained by Employee while employed by the Company is the property of the Company. Therefore, Employee agrees that Employee shall not disclose to any unauthorized Person or use for Employee’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions in violation of this Agreement; provided, however, that if Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Employee shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Employee shall disclose only that portion of the Confidential Information which, in the written opinion of Employee’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Employee’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Employee prior to Employee’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Employee of this Agreement). Without limiting the foregoing, Employee agrees to keep confidential the existence of, and any information concerning, any dispute between Employee and the Company, except that Employee may disclose information concerning such dispute to his immediate family, to the court that is considering such dispute or to Employee’s legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)Except as expressly set forth otherwise in this Agreement, Employee agrees that Employee shall not disclose the terms of this Agreement, except to Employee’s immediate family and Employee’s financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to Employee’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)Employee further agrees that Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7.Return of Property. Employee acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Employee while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Employee shall immediately return such property to the Company upon the termination of Employee’s employment and, in any event, at the Company’s request. Employee further agrees that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

8.Intellectual Property Rights. (a) Employee agrees that the results and proceeds of Employee’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Employee’s obligations under this Section 8 shall continue beyond the termination of Employee’s employment with the Company.

(c)Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.Nondisparagement. Employee shall not, whether in writing or orally, malign, denigrate or disparage the Company or its predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Employee from, in the course of and consistent with his duties for the Company, making public comments which include good faith, candid discussions, or acknowledgements regarding the Company’s performance or business, or discussing other officers, directors, and employees in connection with normal performance evaluations, or otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements. The Company shall not, and shall instruct its senior executives not to, whether in writing or orally, malign, denigrate or disparage Employee, or otherwise publish (whether in writing or orally) statements that tend to portray Employee in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Company or any such executives discussing Employee in connection with normal performance evaluations or from testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements..

10.Notification of Subsequent Employer.  Employee hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Employee remains subject to any of the covenants set forth in Section 5, Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

11.Remedies and Injunctive Relief. Employee acknowledges that a violation by Employee of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

12.Representations of Employee; Advice of Counsel. (a) Employee represents, warrants and covenants that as of the date hereof: (i) Employee has the full right, authority and capacity to enter into this Agreement and perform Employee’s obligations hereunder, (ii) Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of Employee’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject.

(b)Employee represents that, prior to execution of this Agreement, Employee has been advised by an attorney of Employee’s own selection regarding this Agreement. Employee acknowledges that Employee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Employee further represents that in entering into this Agreement, Employee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Employee is relying only upon Employee’s own judgment and any advice provided by Employee’s attorney.

13.Cooperation. Employee agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any of Employee and the Company, its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Employee’s employment with the Company and its Affiliates as to which Employee may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Employee for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

14.Withholding Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

15.Assignment. (a) This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Employee, and any assignment in violation of this Agreement shall be void. The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates.

(b)This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Employee’s death, Employee’s estate and heirs in the case of any payments due to Employee hereunder).

(c)Employee acknowledges and agrees that all of Employee’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

16.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17.Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, Employee and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Delaware) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by the Company.

(b)The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.

(d)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e)Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement; provided that, the Company shall reimburse the Employee for reasonable attorneys’ fees and expenses to the extent that Employee substantially prevails as to a material issue with respect to any matters subject to dispute hereunder.

18.Amendment; No Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Employee and a duly authorized officer of the Company (other than Employee). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

19.Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that if any term or provision of Section 5, 6, 7, 8 or 9 is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law; provided further, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Employee and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

21.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

22.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic image scan (pdf) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or email addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Hemisphere Media Group, Inc. 4000 Ponce de Leon Blvd., Suite 650 Coral Gables, FL 33146 Attention: Alex J. Tolston, Esq. Fax: (305) 421-6389 Email: atolston@hemispheretv.com
If to Employee:	John Garcia At the most recent address and fax or email in Company personnel records

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

23.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

24.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25.Section 409A.

(a)For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, the Company shall not be liable to, and the Employee shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Employee under Section 409A of the Code with respect to Employee’s receipt of payments hereunder.

(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)Any payment or benefit due upon a termination of Employee’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Employee 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that Employee executes, if required by this Agreement, the release described therein, within 60 days following his “separation from service.” Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President and Chief Executive Officer

JOHN GARCIA

/s/ John Garcia